UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 15, 2010
Spirit AeroSystems Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33160	20-2436320
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
3801 South Oliver
Wichita, Kansas 67210
(Address of Principal Executive Offices) (Zip Code)
(316) 526-9000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On October 15, 2010 (the “Closing Date”), Spirit AeroSystems Holdings, Inc. (the “Company”) entered into Amendment No. 3 (the “Amendment”) to its Second Amended and Restated Credit Agreement, dated as of November 27, 2006, among Spirit AeroSystems, Inc., as borrower (the “Borrower”), the Company, as parent guarantor, the Lenders referred to therein, Bank of America, N.A., as administrative agent, and the other agents named therein (as amended, supplemented or otherwise modified, the “Credit Agreement”).
     As a result of the Amendment, among other things,
•	The revolving credit facility commitment (the “Revolver”) increased from $408.8 million to $650.0 million. The maturity date with respect to $630.0 million of the Revolver was extended to September 30, 2014. The maturity date for the remaining $20.0 million of the Revolver will continue to be June 30, 2012, but may be extended under certain circumstances to September 30, 2014.

•	The maturity date with respect to $440.4 million of the term loan (“Term B-2 Loan”) outstanding on the Closing Date was extended to September 30, 2016. The Term B-2 Loan is subject to quarterly amortization of principal equal to 1% per annum. The maturity date for the remaining $127.2 million of the term loan (“Term B-1 Loan”) outstanding on the Closing Date will continue to be September 30, 2013.

•	The applicable margin payable on the portion of the term loan in respect of which the maturity date was extended has been increased. The applicable margin payable in respect of the Term B-2 Loan is 3.25% per annum in the case of LIBOR advances and 2.25% per annum in the case of alternate base rate advances. The applicable margin payable in respect of the Term B-1 Loan continues to be 1.75% per annum in the case of LIBOR advances and 0.75% per annum in the case of alternate base rate advances.

•	The Borrower, from time to time, is permitted to increase the Revolver and/or institute a new term loan in an aggregate amount of up to $250.0 million with additional commitments from existing lenders or new commitments, provided that certain conditions set forth in Section 2.21 of the Credit Agreement are satisfied and subject to certain limitations on the use of proceeds of additional term loans.

•	The Company, the Borrower and each of their subsidiaries may incur additional unsecured indebtedness which does not have
•	a maturity date or provide for a mandatory prepayment of any principal prior to six months after the final maturity date under the Credit Agreement (subject to certain limited exceptions);

•	a Weighted Average Life to Maturity (as defined in the Credit Agreement) less than the Weighted Average Life to Maturity of any of the term loan tranches under the Credit Agreement; and

•	terms or restrictions which when taken together as a whole are more restrictive than those contained in the Credit Agreement;
provided that no default then exists under the Credit Agreement or would arise under the

Credit Agreement as a result of such debt incurrence and the Borrower is in compliance with the financial covenants set forth in Section 6.13 of the Credit Agreement on a pro forma basis.
•	A new Total Leverage Ratio (as defined in the Credit Agreement) financial covenant was added to provide that the Total Leverage Ratio shall not exceed 3.5:1.0.

•	The existing liens basket, the $200.0 million permitted acquisition basket with respect to acquisitions of foreign subsidiaries and non-guarantor subsidiaries and the $75.0 million permitted asset sale basket were reset as of the Closing Date.

•	The Company, the Borrower and each of their subsidiaries are prohibited from making any voluntary prepayments on any of the term loan tranches under the Credit Agreement or any indebtedness under any senior notes (other than pursuant to a full refinancing of any such indebtedness with proceeds of a financing permitted under the Credit Agreement) unless immediately after giving effect to any such voluntary prepayment, the Borrower, the Company and the subsidiary loan parties have unrestricted cash maintained in the United States and availability under the Revolver of at least $350.0 million.
     The foregoing description of the material terms of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.
     Certain of the lenders under the Credit Agreement and their affiliates have provided certain commercial banking, financial advisory and investment banking services to the Company and its affiliates in the past and may do so in the future. In addition, The Bank of New York Mellon, one of the lenders under the Credit Agreement, and its affiliates act as the transfer agent and registrar for the Company’s class A common stock, the trustee, paying agent and registrar for the Borrower’s senior notes and the investment manager for the Company’s U.S. defined benefit pension plan. Such parties received, and expect to receive, customary fees and commissions for these services.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The response to Item 1.01 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Amendment No. 3 dated as of October 15, 2010, to the Second Amended and Restated Credit Agreement, dated as of November 27, 2006, among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), the guarantors party thereto; Bank of America, N.A. and the other lenders party thereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spirit AeroSystems Holdings, Inc.
By:	/s/ Philip D. Anderson
Philip D. Anderson
Senior Vice President and Chief Financial Officer

Date: October 20, 2010

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Amendment No. 3 dated as of October 15, 2010, to the Second Amended and Restated Credit Agreement, dated as of November 27, 2006, among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), the guarantors party thereto; Bank of America, N.A. and the other lenders party thereto.